Exhibit 99.1

PRESS RELEASE                                                       SOURCE: WPCS International Incorporated

WPCS Reports Record Revenue and $0.18 EPS for the 2nd Quarter

EXTON, PA — (PR Newswire-First Call) - December 14, 2006) WPCS International Incorporated (Nasdaq: WPCS) a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has reported its financial results for the second quarter ended October 31, 2006. For the quarter ended October 31, 2006, WPCS reported total revenue of approximately $17.8 million compared to $14.2 million for the same period a year ago, which represents an increase of approximately 25%. For the second quarter of FY2007, the reported net income was approximately $1,065,000 or $0.18 per diluted share. For the same period last year, the reported net income was approximately $3.2 million or $0.82 per diluted share which included a non-cash gain of approximately $2.4 million related to accounting for warrant liabilities.

For the six months ended October 31, 2006, WPCS reported total revenue of $34.2 million compared to $26.4 million for the same period a year ago, or an increase of approximately 29%. For the six months of FY2007, the reported net income was approximately $1,979,000 or $0.34 per diluted share. For the same period last year, the reported net loss was approximately $628,000 or $0.16 per diluted share which included a non-cash loss of approximately $1.7 million related to accounting for warrant liabilities.

Andrew Hidalgo, CEO of WPCS International Incorporated, stated: “FY2007 continues to be a strong year for WPCS. We achieved record revenue as well as a record net income level if you exclude the non-cash implications of the warrant liabilities last fiscal year. With a $20 million backlog and a $62 million bid list, which is our highest bid activity to date, our wireless engineering services continue to be in high demand. In addition, the company has generated $3.7 million in cash from operations for the first six months of this fiscal year and has improved its consolidated gross margin to 30%. We are meeting our financial objectives and it has certainly created a lot of energy for our company. We remain on target to achieve our FY2007 guidance.”

About WPCS International Incorporated:

WPCS International Incorporated provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, product integration and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit our website at www.wpcs.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Carol Lindley
WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com

WPCS INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
		(Note 1)		(Note 1)

REVENUE	$17,753,044	$14,250,243	$34,189,322	$26,421,882

COSTS AND EXPENSES:
Cost of revenue	12,360,962	10,339,132	24,052,430	19,469,223
Selling, general and administrative expenses	3,239,738	2,355,681	6,336,060	4,622,383
Depreciation and amortization	337,242	209,593	570,891	421,060

Total costs and expenses	15,937,942	12,904,406	30,959,381	24,512,666

OPERATING INCOME	1,815,102	1,345,837	3,229,941	1,909,216

OTHER EXPENSE (INCOME):
Interest expense	134,502	65,694	214,436	112,041
Interest income	(74,214)	(13,687)	(174,752)	(24,016)
(Gain) loss on change in fair value of warrants	-	(2,382,912)	-	1,727,682

INCOME BEFORE INCOME TAX PROVISION	1,754,814	3,676,742	3,190,257	93,509

Income tax provision	690,167	509,025	1,211,180	721,108

NET INCOME (LOSS)	$1,064,647	$3,167,717	$1,979,077	($627,599)

Basic net income (loss) per common share	$0.19	$0.82	$0.37	($0.16)

Diluted net income (loss) per common share	$0.18	$0.82	$0.34	($0.16)

Basic weighted average number of common shares outstanding	5,500,579	3,853,994	5,408,531	3,837,689

Diluted weighted average number of common shares outstanding	6,026,999	3,869,522	5,849,495	3,837,689

WPCS INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
ASSETS	2006	2006
	(Unaudited)	(Note 1)
CURRENT ASSETS:
Cash and cash equivalents	$10,878,639	$12,279,646
Accounts receivable, net of allowance of $98,786 and $104,786 at October 31, 2006 and April 30, 2006, respectively	13,667,657	12,141,789
Costs and estimated earnings in excess of billings on uncompleted contracts	2,248,549	1,441,977
Inventory	1,557,735	1,204,540
Prepaid expenses and other current assets	683,732	286,625
Deferred income taxes	39,000	78,000
Total current assets	29,075,312	27,432,577

PROPERTY AND EQUIPMENT, net	2,035,386	1,352,216

CUSTOMER LISTS, net	1,535,638	864,388

GOODWILL	18,823,738	14,239,918

DEBT ISSUANCE COSTS, net	84,736	111,091

DEFERRED INCOME TAXES	80,000	51,000

OTHER ASSETS	248,130	71,128

Total assets	$51,882,940	$44,122,318

WPCS INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	October 31,	April 30,
LIABILITIES AND SHAREHOLDERS' EQUITY	2006	2006
	(Unaudited)	(Note 1)
CURRENT LIABILITIES:
Current portion of capital lease obligation	$14,224	$-
Current portion of loans payable	277,533	231,065
Accounts payable and accrued expenses	5,940,676	4,989,861
Billings in excess of costs and estimated earnings on uncompleted contracts	2,016,187	1,085,312
Deferred revenue	512,024	128,052
Due to shareholders	678,610	381,377
Income taxes payable	506,366	420,066
Deferred income taxes	17,000	21,000
Total current liabilities	9,962,620	7,256,733

Borrowings under line of credit	4,437,446	3,000,000
Loans payable, net of current portion	299,898	256,692
Due to shareholders, net of current portion	468,891	514,623
Deferred income taxes	488,000	531,000
Total liabilities	15,656,855	11,559,048

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 75,000,000 shares authorized, 5,514,187 and 5,264,284 shares issued and outstanding at October 31, 2006 and April 30, 2006, respectively	551	526
Additional paid-in capital	35,208,843	33,525,130
Retained earnings (accumulated deficit)	1,016,691	(962,386)

Total shareholders' equity	36,226,085	32,563,270

Total liabilities and shareholders' equity	$51,882,940	$44,122,318

Note 1: Certain reclassifications have been made to prior period financial statements to conform to current presentation.